Exhibit 10.2
September 12, 2006
Mr. Gale Aguilar
MITEM Corporation
640 Menlo Avenue
Menlo Park, California 94025
Dear Gale:
     The letter agreement serves to amend the Promissory Note between Zix Corporation (“Holder”) and MITEM (the “Company”), dated September 30, 2005. Zix Corporation and MITEM have agreed to amend the Promissory Note as follows:
     (1) Delete Section 1.2(a) of the Promissory Note in its entirety and replace it with the following:
“Accrued interest hereof only shall be due and payable on each of December 31, 2005, March 31, 2006, and June 15, 2006. The Company agrees to make monthly payments of $25,000 (which amount is inclusive of unpaid interest owing as of the date of payment) to the Holder in each of the calendar months of September, October, November and December 2006. Thereafter, the Company agrees to make monthly payments of $30,000 (which amount is inclusive of unpaid interest owing as of the date of payment) each calendar month during calendar year 2007. All remaining principal and accrued and unpaid interest shall be due and payable in January 2008. These payments will be made on the 15th day of each month and will be applied as provided in Section 1.6 hereof.”
     (2) Amend Section 1.3 of the Promissory to add the following sentence thereto:
“In addition, following the occurrence of an Event of Acceleration (as defined herein), the Company shall
•	within fifteen (15) days of the occurrence of the event, make a payment to the Holder of an amount that, once paid, causes the aggregate amount of payments paid to the Holder to equal the amount of payments (including interest) that would have been paid to the Holder by such time had this Note not been amended. For example, assume the Event of Acceleration occurs on November 15, 2006; $ 113,271 has been paid by the Company to the Holder as of such time; and $ 324,301 would have been paid to the Holder as of such time under the original payment schedule of this Note, as originally executed and delivered on or about September 30, 2005. In such case, the Company shall pay to the Holder within 15 days of the occurrence of the event, the amount of $ 211,030.

•	thereafter continue to make payments to the Holder according to the original payment schedule of this Note, as originally executed and delivered on or about September 30, 2005.
An Event of Acceleration shall mean the occurrence of any one of the following events: (i) the completion of a debt, equity, or any combination thereof, financing from any source of capital in which the net proceeds to the Company are greater than or equal to $2 million; or (ii) the occurrence at any point in time at which the Company has a balance of cash, marketable securities, or cash equivalents, or any combination thereof, that is greater than or equal to $2.5 million; or (iii) the completion of a business combination involving the Company that results in a change of control in the Company or that results in the sale of all or substantially all of the Company’s assets.
     If the foregoing sets forth your understanding of our agreement, please so indicate by signing in the space provided below and returning a copy of this letter agreement to us via fax at 214-515-7385 for our files.
Very truly yours,
/s/ Peter Wilensky
Peter B. Wilensky
Director, Corporate Communications

AGREED AND ACCEPTED

MITEM CORPORATION

By:	/s/ Gale Aguilar

Its:	Pres & COO

Date:	9-13-06